Exhibit 95

MINE SAFETY DISCLOSURES

The following table shows, for each project performed at U.S. mines that is subject to the Federal Mine Safety and Health Act of 1977 (“MSHA”), the information required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K. Section references are to sections of MSHA.

FY Q1 Period Ending December 29, 2013	Ray Mine	Pinto Valley Operations	Delaney Crushed Stone Products, Inc.
Alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard (#)	0	0	0
Section 104(b) orders (#)	0	0	0
Section 104(d) citations and orders (#)	0	0	0
Section 110(b)(2) violations (#)	0	0	0
Section 107(a) orders (#)	0	0	0
Proposed assessments under MSHA ($) whole dollars	0		0
Mining-related fatalities (#)	0	0	0
Section 104(e) notice	No	No	No
Notice of the potential for a pattern of violations under Section 104(e)	No	No	No
Legal actions before the Federal Mine Safety and Health Review Commission (“FMSHRC”) initiated (#)	0	0	0
Legal actions before the FMSHRC resolved (#)	0	0	0
Legal actions pending before the FMSHRC, end of period:	-	-	-
Contests of citations and orders referenced in Subpart B of 29 CFR Part 2700 (#)	0	2	0
Contests of proposed penalties referenced in Subpart C of 29 CFR Part 2700 (#)	2	1	1
Complaints for compensation referenced in Subpart D of 29 CFR Part 2700 (#)	0	0	0
Complaints of discharge, discrimination or interference referenced in Subpart E of 29 CFR Part 2700 (#)	0	0	0
Applications for temporary relief referenced in Subpart F of 29 CFR Part 2700 (#)	0	0	0
Appeals of judges’ decisions or orders referenced in Subpart H of 29 CFR Part 2700 (#)	0	0	0
Total pending legal actions (#)	2	3	1